Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 2 dated May 8, 2026 relating to the Common Stock, par value $0.001 per share, of AXT, Inc. shall be filed on behalf of the undersigned.

CLEVELAND CAPITAL MANAGEMENT, L.L.C. By: /s/ Wade Massad
Name: Wade Massad
Title: Managing Member

CLEVELAND CAPITAL, L.P. By: /s/ Wade Massad
Name: Wade Massad
Title: Managing Member

WADE MASSAD By: /s/ Wade Massad

JOHN SHIRY By: /s/ John Shiry